Exhibit 99.1

PVH CORP. ANNOUNCES LEADERSHIP UPDATE

NEW YORK--(BUSINESS WIRE)—August 30, 2022-- PVH Corp. (NYSE: PVH) today announced that
Trish Donnelly, Chief Executive Officer, PVH Americas & Calvin Klein Global, will be leaving PVH to pursue other opportunities. She will remain in an advisory role through November 30, 2022 to facilitate the transition.

PVH intends to separate her responsibilities into two roles to strengthen the Company’s ability to execute its PVH+ Plan: a regional leadership role for PVH Americas and a global brand leadership role for Calvin Klein. The Company has launched a global search for both positions. In the interim, Stefan Larsson, Chief Executive Officer of PVH Corp., will lead PVH Americas and Calvin Klein Global, working closely with the leadership of both organizations and their teams.

Larsson commented: “In the current environment, it is critical to redouble our focus on execution to unlock the full potential of the Americas region and also to continue to grow the Calvin Klein brand globally. We will significantly improve our ability to execute the PVH+ Plan by splitting these roles and bringing on leaders with different skill sets who can devote their full attention to these important roles.“

“On behalf of everyone at PVH, I want to thank Trish for her strong commitment, hard work, and dedication to our people, brands, and businesses. She played a key role in helping navigate a challenging retail environment as we emerged from the height of the pandemic. She also brought together a very capable group of leaders in both organizations who are dedicated to driving the execution of the PVH+ Plan. We wish her the very best in her next chapter.”

Donnelly commented: “I am extremely proud of how the Americas and Calvin Klein teams have come together, and I deeply admire their passion for our brands and commitment to growing our businesses. I am thankful for the opportunity to work with so many fantastic, talented people and wish them every success in the future.”

About PVH Corp.

PVH is one of the world’s largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That’s the Power of Us. That’s the Power of PVH.

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Cindy Leggett-Flynn
communications@pvh.com